March 2015 Pricing Sheet dated March 27, 2015 relating to Preliminary Pricing Supplement No. 209 dated March 20, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Jump Securities due September 30, 2016 Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return
Principal at Risk Securities
PRICING TERMS – MARCH 27, 2015
Issuer:	Morgan Stanley
Maturity date:	September 30, 2016
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return
Aggregate principal amount:	$2,621,000
Payment at maturity:
•     If the final index value is greater than or equal to the initial index value:
$1,000 + the upside payment
•     If the final index value is less than the initial index value:
$1,000 × index performance factor
Under these circumstances, this amount will be less than the stated principal amount of $1,000 and could be zero.

Upside payment:	$250.00 per security (25% of the stated principal amount)
Initial index value:	251.6454, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the valuation date
Valuation date:	September 27, 2016, subject to adjustment for non-index business days and certain market disruption events
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	March 27, 2015
Original issue date:	April 1, 2015 (3 business days after the pricing date)
CUSIP:	61762GDN1
ISIN:	US61762GDN16
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Estimated value on the pricing date:	$948.70 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$17.50(1)
		$5.00(2)	$977.50
Total	$2,621,000	$58,972.50	$2,562,027.50
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.
(3)	See “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
“S&P GSCI®” is a registered service mark and trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Pricing Supplement No. 209 dated March 27, 2015
Prospectus Supplement dated November 19, 2014        Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.